As filed with the Securities and Exchange Commission on January 17, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANCORP

(exact name of registrant as specified in its charter)

Indiana	80-0694246
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

92 Walnut Street

Lawrenceburg, Indiana 47025

(812) 537-4822

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

United Community Bank 401(k) Profit Sharing Plan

(Full Title of the Plan)

Copies to:

William F. Ritzmann	Thomas P. Hutton, Esq.
President and Chief Executive Officer	Suzanne A. Walker, Esq.
United Community Bancorp	Kilpatrick Townsend & Stockton LLP
92 Walnut Street	607 14th Street, NW, Suite 900
Lawrenceburg, Indiana 47025	Washington, DC 20005
(812) 537-4822	(202) 508-5800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.01 par value	371,688	$9.65 (3)	$3,586,790 (2)	$489.24
Participation Interests	(4)	—	—	—

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the United Community Bank 401(k) Profit Sharing Plan (the “Plan”) as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of United Community Bancorp (the “Common Stock”) pursuant to 17 C.F.R. §230.416(a).
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	The average of the bid and ask price of the Common Stock as reported on the Nasdaq Stock Market on January 15, 2013 in accordance with 17 C.F.R. §230.457(c).
(4)	In addition, pursuant to 17 C.F.R. §230.416(c), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan, based upon the maximum amount that could be issued under the Plan pursuant to 17 C.F.R. §230.457(h)(5). In accordance with 17 C.F.R. §230.457(h), where securities are to be offered pursuant to an employee benefit plan, the aggregate offering price and the amount of the registration fee shall be computed with respect to the maximum number of shares of Common Stock that may be purchased with the current assets of such Plan. Accordingly, no separate fee is required for the participation interests.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), and 17 C.F.R. §230.462.

United Community Bancorp

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2. The documents containing the information for the United Community Bank 401(k) Profit Sharing Plan (the “Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed or to be filed by United Community Bancorp (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference in this Registration Statement:

(a) The Prospectus filed with the SEC by the Registrant (File No. 333-172827) pursuant to Rule 424(b)(3) on November 14, 2012.

(b) The description of the Registrant’s common stock contained in the Registrant’s Form 8-K 12G3 (File No. 000-54876), as filed with the SEC on January 9, 2013.

(c) The Corporation’s Current Reports on Form 8-K (in each case other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K) filed with the SEC on December 17, 2012, December 31, 2012 and January 8, 2013.

(d) The Annual Report on Form 11-K of the Plan for the year ended December 31, 2011, filed with the SEC on June 19, 2012.

(e) All documents filed by the Registrant, where applicable, pursuant to Sections 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold (in each case other than those portions furnished under Items 2.02. 7.01 and 9.01 of Form 8-K).

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(b) of the Exchange Act pursuant to subsection (a) of Rule 12g-3 promulgated under the Exchange Act as a result of the Corporation becoming the successor issuer to United Community Bancorp – Federal in connection with the second step conversion. Accordingly, a description of the Common Stock is not required herein.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers and Plan Administrator

United Community Bancorp shall indemnify its directors, officers and employees in accordance with the following provision from its Articles of Incorporation:

Section 7.01. General Provisions. This corporation shall, to the fullest extent to which it is empowered to do so by the Indiana Business Corporation Act or any other applicable laws, as from time to time in effect, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he or she is or was a director, officer or employee of this corporation, or who, while serving as such director, officer or employee of this corporation, is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against expenses (including attorneys’ fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred by him in accordance with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed, in the case of conduct in his or her official capacity, was in the best interest of this corporation, and in all other cases, was not opposed to the best interests of this corporation, and with respect to any criminal action or proceeding, he or she either had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the prescribed standard of conduct.

Section 7.02. Indemnification Authorized. To the extent that a director, officer or employee of this corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 7.01 of this Article VII, or in the defense of any claim, issue or matter therein, this corporation shall indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Any other indemnification under Section 7.01 of this Article VII (unless ordered by a court) shall be made by this corporation only as authorized in the specific case, upon a determination that indemnification of the director, officer or employee is permissible in the circumstances because he or she has met the applicable standard of conduct. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not at the time parties to such action, suit or proceeding; or (b) if a quorum cannot be obtained under subdivision (a), by a majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to such action, suit or proceeding; or (c) by special legal counsel: (i) selected by the board of directors or its committee in the manner prescribed in subdivision (a) or (b), or (ii) if a quorum of the board of directors cannot be obtained under subdivision (a) and a committee cannot be designated under subdivision (b), selected by a majority vote of the full board of directors (in which selection directors who are parties may participate); or (d) by stockholders, but shares owned by or voted under the control of directors who are at the time parties to such action, suit or proceeding may not be voted on the determination.

Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (c) to select counsel.

Section 7.03. Definition of Good Faith. For purposes of any determination under Section 7.01 of this Article VII, a person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 7.01 of this Article VII if his or her action is based on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by (a) one or more officers or employees of this corporation or other enterprise whom he or she reasonably believes to be reliable and competent in the matters presented; (b) legal counsel, public accountants, appraisers or other persons as to matters he or she reasonably believes are within the person’s professional or expert competence; or (c) a committee of the board of directors of this corporation or another enterprise of which the person is not a member if he or she reasonably believes the committee merits confidence. The term “another enterprise” as used in this Section 7.03 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent. The provisions of this Section 7.03 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Section 7.01 of this Article VII.

Section 7.04. Advancement of Expenses. Expenses incurred in connection with any civil or criminal action, suit or proceeding may be paid for or reimbursed by this corporation in advance of the final disposition of such action, suit or proceeding, as authorized in the specific case in the same manner described in Section 7.02 of this Article VII, upon receipt of a written affirmation of the director, officer or employee’s good faith belief that he or she has met the standard of conduct described in Section 7.01 of this Article VII and upon receipt of a written undertaking on behalf of the director, officer or employee to repay such amount if it shall ultimately be determined that he or she did not meet the standard of conduct set forth in this Article VII, and a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article VII.

Section 7.05. Non-Exclusivity. The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under these Articles of Incorporation, this corporation’s Bylaws, any resolution of the board of directors or stockholders, any other authorization, whenever adopted, after notice, by a majority vote of all voting stock then outstanding, or any contract, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee, and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7.06. Vestment of Rights. The right of any individual to indemnification under this Article VII shall vest at the time of occurrence or performance of any event, act or omission giving rise to any action, suit or proceeding of the nature referred to in Section 7.01 of this Article VII and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions. Notwithstanding the foregoing, the indemnification afforded under this Article VII shall be applicable to all alleged prior acts or omissions of any individual seeking indemnification hereunder, regardless if such alleged acts or omissions may have occurred before the adoption of this Article VII. To the extent such prior acts or omissions cannot be deemed to be covered by this Article VII, the right of any individual to indemnification shall be governed by the indemnification provisions in effect at the time of such prior acts or omissions.

Section 7.07. Insurance. This corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of this corporation, or who is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee or agent, whether or not this corporation would have power to indemnify the individual against the same liability under this Article VII.

Section 7.08. Other Definitions. For purposes of this Article VII, serving an employee benefit plan at the request of this corporation shall include any service as a director, officer or employee of this corporation which imposes duties on, or involves services by such director, officer or employee with respect to an employee benefit plan, its participants, or its beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of this corporation” referred to in this Article VII.

For purposes of this Article VII, “party” includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding.

For purposes of this Article VII, “official capacity,” when used with respect to a director, shall mean the office of director of this corporation; and when used with respect to an individual other than a director, shall mean the office in this corporation held by the officer or the employment or agency relationship undertaking by the employee or agent on behalf of this corporation. “Official capacity” does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not, except as set forth in Section 1 of this Article VII.

Section 7.09. Business Expenses. Any payments made to any indemnified party under this Article VII under any other right of indemnification shall be deemed to be an ordinary and necessary business expense of this corporation, and payment thereof shall not subject any person responsible for the payment, or the board of directors, to any action for corporate waste or to any similar action.

Item 7. Exemption from Registration Claimed

None.

Item 8. Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

10	United Community Bank 401(k) Profit Sharing Plan(1)
23	Consent of Clark, Schaefer, Hackett & Co.
24	Power of Attorney (contained on the signature page).

(1)	Incorporated herein by reference to Exhibit 10.2 in Pre-effective Amendment No. 1 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 2, 2011.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the Volume of Securities Offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c)–(g) Not applicable.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

The registrant has submitted or will submit the Plan and amendments thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, United Community Bancorp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, the City of Lawrenceburg, State of Indiana on January 17, 2013.

UNITED COMMUNITY BANCORP

By:	/s/ William F. Ritzmann
William F. Ritzmann
President and Chief Executive
Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints William F. Ritzmann and Elmer G. McLaughlin as the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully, and to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ William F. Ritzmann	President, Chief Executive Officer and Director (principal executive officer)	January 17, 2013
William F. Ritzmann

/s/ Vicki A. March	Senior Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	January 17, 2013
Vicki A. March

/s/ Elmer G. McLaughlin	Executive Vice President, Chief Operating Officer, Corporate Secretary and Director	January 17, 2013
Elmer G. McLaughlin

Director
Ralph B. Sprecher

/s/ Robert J. Ewbank	Director	January 17, 2013
Robert J. Ewbank

/s/ Jerry W. Hacker	Director	January 17, 2013
Jerry W. Hacker

/s/ James D. Humphrey	Director	January 17, 2013
James D. Humphrey

/s/ Eugene B. Seitz, II	Director	January 17, 2013
Eugene B. Seitz, II

/s/ G. Michael Seitz	Director	January 17, 2013
G. Michael Seitz

/s/ Richard C. Strzynski	Director	January 17, 2013
Richard C. Strzynski

2

The Plan.

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the United Community Bank 401(k) Profit Sharing Plan have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Lawrenceburg, Indiana on January 17, 2013.

UNITED COMMUNITY BANK
401(k) PROFIT SHARING PLAN

By:	/s/ Elmer G. McLaughlin
Plan Administrator

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

10	United Community Bank 401(k) Profit Sharing Plan	Incorporated by reference.

23	Consent of Clark, Schaefer, Hackett & Co.	Filed herewith.

24	Power of Attorney	Located on the signature page.